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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported): May 6, 2004


                                 NAVISITE, INC.

             (Exact Name of Registrant as Specified in its Charter)


          Delaware                      000-27597                 52-2137343
(State or Other Jurisdiction    (Commission File Number)        (IRS Employer
       of Incorporation)                                     Identification No.)


                               400 Minuteman Road
                          Andover, Massachusetts 01810
               (Address of Principal Executive Offices) (Zip Code)


                                 (978) 682-8300
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)


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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

     On May 6, 2004, NaviSite, Inc. ("NaviSite") announced that it has signed a definitive asset purchase agreement (the "Asset Purchase Agreement") pursuant to which NaviSite will acquire substantially all of the assets and liabilities of Surebridge, Inc. ("Surebridge"), a privately held provider of managed application services for mid-market companies. The closing of the acquisition is expected to occur later this month and is subject to the satisfaction of customary closing conditions.

     Under the terms of the Asset Purchase Agreement, NaviSite will acquire substantially all of the assets of Surebridge in exchange for two promissory notes in the aggregate principal amount of $39.5 million (subject to certain adjustments based on the financials of Surebridge at closing), three million shares of NaviSite common stock (the "Fixed Shares") and the assumption of certain liabilities of Surebridge at closing.

     The promissory notes to be issued by NaviSite to Surebridge consist of a Primary Note and an Escrow Note (collectively, the "Notes"). The Primary Note shall have a principal amount equal to $39.5 million less the principal amount of the Escrow Note. The Escrow Note shall have a principal amount equal to approximately 12.5% of the value of the aggregate consideration of the transaction and shall be deposited into escrow for the purpose of satisfying indemnification claims by NaviSite pursuant to the Asset Purchase Agreement.

     The Notes accrue interest on the unpaid balance at an annual rate of 10% and shall be paid in full no later than the second anniversary of the closing. No interest shall accrue on any principal paid on the Notes within six months after the closing. In the event that NaviSite realizes net proceeds in excess of $1 million from certain equity or debt financings or sales of assets, NaviSite is obligated to make payments on the Notes equal to 75% of all such net proceeds.

     The outstanding principal and accrued interest of the Notes shall be convertible into shares of NaviSite common stock (the "Conversion Shares") at the election of the holder (i) at any time following the first anniversary of the closing if the aggregate principal outstanding under the Notes at such time is greater than or equal to $20 million, (ii) at any time following the 18-month anniversary of the closing if the aggregate principal outstanding under the Notes at such time is greater than or equal to $10 million, (iii) at any time following the second anniversary of the closing, and (iv) at any time following an event of default thereunder. The conversion price shall be fixed at the average closing price of NaviSite's common stock for the ten-day period ending one day prior to closing.

     For a period of one year following the closing of the acquisition, Surebridge shall not sell, transfer, assign, convey, encumber, gift, distribute or otherwise dispose of the Fixed Shares, the Conversion Shares or the Notes; provided, however, if NaviSite does not make certain payments under the Notes or otherwise suffers an event of default




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thereunder, Surebridge may sell the Fixed Shares and the Conversion Shares at any time thereafter.

     The number of Fixed Shares to be issued to Surebridge at closing is not subject to any adjustments prior to such issuance. The Fixed Shares and the Conversion Shares shall have certain demand and piggyback registration rights pursuant to a Registration Rights Agreement to be entered into by and between NaviSite and Surebridge (the "Registration Rights Agreement").

     On May 6, 2004, Atlantic Investors, LLC, the majority stockholder of NaviSite, delivered to NaviSite an executed written consent of stockholders approving, among other things, the issuance of the Fixed Shares and the Conversion Shares.

     The foregoing summary of the Asset Purchase Agreement, the Notes and the Registration Rights Agreement, and the transactions contemplated therein and thereby, is subject to, and qualified in its entirety by, the Asset Purchase Agreement, the forms of Notes and the form of Registration Rights Agreement filed as exhibits herewith, each of which is incorporated herein by reference.

     A copy of the press release issued by NaviSite on May 6, 2004 concerning the foregoing transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits.

     The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.








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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                NaviSite, Inc.


                                By: /s/ John J. Gavin, Jr.
                                    --------------------------------------------
Date: May 7, 2004                   John J. Gavin, Jr.
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)






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                                  EXHIBIT INDEX


Exhibit No.    Description
----------     -----------

2.1 Asset Purchase Agreement, dated as of May 6, 2004, by and among the Registrant, Lexington Acquisition Corp. and Surebridge, Inc.

10.1 Form of Registration Rights Agreement by and between the Registrant and Surebridge, Inc.

10.2           Form of Primary Note.

10.3           Form of Escrow Note.

99.1           Press Release of the Registrant, dated May 6, 2004.